Exhibit 99.6 - Share allocations to Lagmore Consulting Limited

1 - Allocation by Lagmore Consulting Limited of VGWA Shares that represent the Purchase Price

Name of Shareholder	Shares in Lagmore	VGWA Shares to be allocated
Robert McFarland	26,368	2,636,800
Ken Edmonds	26,368	2,636,800
Cory Russell	6,264	626,400
Tony Barritt	1,000	100,000
Total	60,000	6,000,000

2 - Key Employees under contract

Tony Barritt
Ken Edmonds
Robert McFarland
Cory Russell

Key executive employees agree to commit to the merged entity for a minimum of 2 years and to enter into new employment contracts with the merged entity. Apart from the standard terms equivalent to existing contracts with Lagmore, the new contracts will include a penalty if the minimum term of 2 years is not reached. This penalty would involve the vesting of the shares allocated on the basis of :

•  80% on closing of the purchase transaction

•  15% on the first anniversay of the closing of the purchase transaction

•  5% on the second anniversay of the closing of the purchase transaction